Exhibit 99.1

First Data and Live Oak Bancshares Close Deal
for Digital Banking Joint Venture

The new company, named Apiture, expands digital banking
products and services for financial institutions

NEW YORK & WILMINGTON, N.C., OCTOBER 2, 2017 - First Data (NYSE: FDC), a global leader in commerce-enabling technology, and Live Oak Bancshares, Inc. (NASDAQ: LOB), today announced they have closed the digital banking joint venture that was announced earlier this year. The new company, named Apiture, combines First Data’s and Live Oak Bank’s digital banking platforms, products, and services, delivering innovative technology solutions tailored for financial institutions.

With Live Oak’s cloud-based banking technologies, First Data’s digital banking solutions, and the combined research and development of two global leaders in financial services technology, Apiture will accelerate the delivery of new digital banking solutions to the market.

“With the agility of a startup, and the resources of First Data and Live Oak, Apiture will provide community and regional banks with technology that matches that of the world’s largest financial institutions,” said Chris Cox, President of Apiture and former Head of Digital Banking at First Data. “We decided to call the joint venture Apiture because of the focus we have on APIs and providing an open platform to deliver best-in-class solutions to this important market.”

“We believe banking is broken in its current form, and we will continue to invest in the technologies and companies that solve the problem,” said Chip Mahan, Chairman and CEO of Live Oak Bancshares. “To that end, Apiture will play a big role in shaping the future of our industry. As a new Apiture customer, Live Oak will leverage the platform to access low-cost deposits through digital channels at scale.”

Apiture’s digital banking solutions include online and mobile platforms that make it simple for consumers and businesses to manage digital bill payments, balance inquiries, fund transfers, mobile check deposits, and more. With these solutions and services, financial institutions can provide customized online banking websites and mobile applications to their customers in a cost-effective way.

Last year, First Data introduced “Digital Banking Reimagined,” an initiative that evaluated the way consumers interact with their finances. With more than 18 months of research and development, the company launched a new digital banking user interface to simplify money management in a mobile-focused way, which will continue under the joint venture.

First Data and Live Oak Bancshares each own 50 percent of Apiture. The new company is based in Wilmington, N.C.

About First Data

First Data (NYSE: FDC) is a global leader in commerce-enabling technology, serving approximately six million business locations and 4,000 financial institutions in more than 100 countries around the world. The company’s 24,000 owner-associates are dedicated to helping companies, from start-ups to the world’s largest corporations, conduct commerce every day by securing and processing more than 2,800 transactions per second and $2.2 trillion per year.

About Live Oak Bancshares, Inc.

Live Oak Bancshares, Inc. (Nasdaq: LOB) is a financial holding company and the parent company of Live Oak Banking Company, a national online platform for small business lending.

Media Contacts

Live Oak Bancshares, Inc.
Micah Davis
micah.davis@liveoakbank.com
910-550-2255

First Data
Hally Sheldon
Hally.Sheldon@FirstData.com
212-515-0174

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